UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On December 14, 2007, the Company completed the acquisition of the Genco Charger, a 2005-built Handysize vessel, and the Genco Challenger, a 2003-built Handysize vessel, from affiliates of Evalend Shipping Co. S.A.  In addition, on December 17, the Company completed the acquisition of the Genco Warrior, a 2005-built Supramax vessel, from an affiliate of Evalend Shipping Co. S.A.  The Company had agreed to buy the vessels under the terms of agreements that the Company entered into with such affiliates on August 10, 2007.   The Company paid a total purchase price of approximately $153 million for such vessels, which the Company financed with borrowings under its $1.4 billion credit facility.  The Company has delivered the Genco Charger and the Genco Challenger to their charterer, Pacific Basin Chartering Ltd., on December 16, 2007 to commence a time charter for 35 to 37.5 months at a gross rate of $24,000 per day, less a 5% third party brokerage commission, per vessel. The Genco Warrior is expected to be delivered to its charterer, Hyundai Merchant Marine Co. Ltd., on December 19, 2007 to commence a time charter for 35 to 37.5 months at a gross rate of $38,750 per day, less a 5% third party brokerage commission.

A copy of the Company’s press release announcing the delivery of these vessels to the Company is attached hereto as Exhibit 99.1 and incorporated into this Item 2.01 by reference, except for the third and fourth paragraphs, which contain quoted remarks.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.   Description

99.1        Press Release dated December 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            GENCO SHIPPING & TRADING LIMITED

            DATE:  December 17, 2007

            /s/ John C. Wobensmith
            John C. Wobensmith
            Chief Financial Officer

EXHIBIT INDEX

Exhibit No.   Description

99.1        Press Release dated December 17, 2007.